Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Post-Effective Amendment No.1 to Form S-8 of Church & Dwight Co., Inc. Profit Sharing Plan of our report dated September 22, 2005, appearing in the Annual Report on Form 11-K of Church & Dwight Co., Inc. Profit Sharing Plan for the year ended December 31, 2004.

/s/ J.H. Cohn LLP

Roseland, New Jersey

January 4, 2006